Exhibit 99.1

Perspective Therapeutics (formerly known as Isoray, Inc.) Announces

Financial Results for the Quarter ended December 31, 2022

Fiscal Calendar Year Changes from June to December Year End

RICHLAND, WASHINGTON & CORALVILLE, IOWA – February 16, 2023 Perspective Therapeutics, Inc. (formerly known as Isoray, Inc.) (NYSE AMERICAN: ISR), a precision oncology company developing alpha-particle therapies and complementary diagnostic imaging agents and an innovator in seed brachytherapy powering expanding treatment options for multiple cancers, today announced unaudited financial results for the three months ended December 31, 2022.

“The fourth quarter represented a transformational period leading up to the completed merger between Isoray and Viewpoint Molecular Targeting. In the Company’s core brachytherapy business lack of orders from our largest customer and post-COVID recovery efforts resulted in a sales decline. We will continue to advocate for awareness of the long-term benefits of Cesium-131 brachytherapy treatment across respective indications and in particular for prostate cancer as an alternative to radical prostatectomy,” said Perspective Therapeutics CEO Thijs Spoor.

“Looking forward, as we advance the mission of the combined companies, we are introducing a new wave of alpha-particle radiotherapy that represents an entirely new class of theranostics developed to treat a broad class of cancers. Strong scientific fundamentals continue to build a mounting body of supporting evidence for Perspective’s targeted alpha therapy (TAT) precision oncology approach to changing the treatment landscape for melanoma and neuroendocrine tumors. Perspective Therapeutics’ two-step approach utilizing targeted peptides to diagnose and deliver extremely powerful radiotherapy holds the promise of delivering precision targeted medicine from the inside out. We firmly believe that by improving efficacy and reducing toxicity across a broad class of cancer treatments, we will not only unlock shareholder value in the Company but also transform the radiotherapy treatment paradigm for patients. I am confident the best is yet to come,” concluded Perspective Therapeutics CEO Thijs Spoor.

Development Highlights in 2022 for the targeted alpha therapy (TAT) subsidiary Viewpoint Molecular Targeting

Melanoma

●

Based off of extraordinary pre-clinical results utilizing combination therapies published as, Targeted Alpha-Particle Radiotherapy and Immune Checkpoint Inhibitors Induces Cooperative Inhibition on Tumor Growth of Malignant Melanoma, December 2021, (Li. et al) the Company received an additional $2 million grant awarded from NCI to pursue combination therapies

●	Closed out first human imaging study: (“TIMAR1”) study at Mayo Clinic in metastatic melanoma
o	No safety concerns observed during first human evaluation of compound in the imaging only setting
●	Received safe to proceed from U.S. FDA for imaging and therapy study using 203Pb/212Pb
●	Publication of TIMAR1 study results expected later this year
●	First patients enrolled in melanoma study expected middle of this year

Neuroendocrine

●	Extraordinary head-to-head results seen in a pre-clinical model comparing a-NET to standard of care
●	[212Pb]VMT-α-NET granted U.S. FDA Fast Track designation for the treatment of neuroendocrine tumors
●	Received safe to proceed letter from U.S. FDA for imaging and therapy study using 203Pb/212Pb
●	Additional human imaging in compassionate use achieved
●	Investigator initiated human studies of the diagnostic agent initiated in the US, no safety issues observed
●	First patients treated in compassionate use setting; no safety issues observed to date

Isotopes / Generator

●	Enabling technology for daily supply of 212Pb which allows physicians globally to reliably access therapeutic isotope
●	Major collaborations with University of Alberta and University of Alabama for reliable production of pure isotope, publication in leading journal
●	Supported 203Pb user group to allow the medical community to learn how to adopt and use 203Pb which has now been taken over by the DOE

Pipeline

●	Significantly increased R&D productivity, shortening time from target identification to lead candidate
●	Developed strong pipeline of peptide derived targets across multiple solid tumor targets

Financial Results for Isoray, Inc. for the Quarter Ended December 31, 2022

Revenue for the three months ended December 31, 2022 decreased 35% to $1.84 million versus $2.82 million in the prior year comparable period. The year over year decline in revenue was the result of sales to treat prostate cancer which declined 50% year over year primarily due to a lack of orders from our largest customer during the quarter. Prostate brachytherapy represented 58% of total revenue for the three months ended December 31, 2022 compared to 76% in the prior year comparable period. Non-prostate brachytherapy revenue increased 14% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the three-month period was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues was 22.0% for the three months ended December 31, 2022 versus 43.3% in the prior year comparable period. Gross profit decreased to $0.40 million versus $1.22 million in the comparable year ago quarter. The year over year decrease was primarily the result of the decrease in core prostate sales resulting from lower order volumes.

Total operating expenses in the three months ended December 31, 2022 were $3.70 million compared to $2.86 million in the prior year period. Total research and development expenses increased 15% versus the prior year comparable period. The increase in research and development expenses was primarily the result of increased payroll expense due to annual merit increases and travel related expenses versus the prior year comparable period.

Sales and marketing expenses increased 16% versus the prior year comparable period. The increase in sales and marketing expenses was driven primarily by an increase in travel, conventions, and tradeshow expenses, increased consulting expenses, and increased payroll and benefits expense due to annual merit increases versus the prior year comparable period. General and administrative expenses increased 35% versus the prior year comparable period. The increases in general and administrative expenses were primarily the result of legal, proxy solicitation and other public company related expenses associated with the merger with Viewpoint Molecular Targeting, Inc. Also contributing to the increase were payroll and benefits expense due to annual merit increases and increased travel. In addition, the Company wrote-off some software implementation costs as the Company will change certain systems due to the merger.

The net loss for the three months ended December 31, 2022 was $2.90 million or ($0.02) per basic and diluted share versus a net loss of $1.60 million or ($0.01) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 142.1 million for the three months ended December 31, 2022 versus 142.0 million in the comparable prior year period.

Cash, cash equivalents, and short-term investments as of December 31, 2022, totaled $43.8 million and the Company had no long-term debt. Stockholders’ equity totaled $55.0 million.

Subsequent Events

On February 3, 2023, Isoray, Inc. completed the merger with privately held Viewpoint Molecular Targeting, Inc. Isoray, Inc. amended its Certificate of Incorporation on February 14, 2023, to change its name to Perspective Therapeutics, Inc. The Company currently trades on the NYSE American as Isoray, Inc. under ticker symbol ISR, which is expected to change to Perspective Therapeutics, Inc. with the ticker symbol of CATX on February 21, 2023.

On January 31, 2023, the Board of Directors of Isoray, Inc. approved a change in the fiscal year end of the Company from June 30 to December 31. The Company’s fiscal year will now be the calendar year pursuant to such change. The Company will file a transition report on Form 10-KT covering the transition period from July 1, 2022, to December 31, 2022 and expects to do so by May 2023. As a result, the Company will not be filing a Form 10-Q for the three-month period ended December 31, 2022 but expects to file a Form 10-Q for the three-month period ending March 31, 2023 by mid May 2023.

Contacts

Legacy Isoray Investor Relations: Mark Levin (501) 255-1910

Legacy Viewpoint Molecular Targeting Investor Relations: Chuck Padala (917) 741-7792

Media and Public Relations: Sharon Schultz (302) 539-3747

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., formerly known as Isoray, Inc., is a medical technology and radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body. The Company is the sole producer of Cesium-131 brachytherapy seeds and has a proprietary technology that utilizes the isotope lead-212 to deliver powerful alpha radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company’s melanoma (VMT01) and neuroendocrine tumor (VMT-a-NET) programs are entering Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary lead-212 generator to secure isotope supply for clinical trial and commercial operations. For more information, please visit the Company’s website at www.perspectivetherapeutics.com.

Safe Harbor Statement

Statements in this news release about the business and milestones achieved by Viewpoint Molecular Targeting in calendar year 2022 were accomplished prior to its merger with Isoray and are not reflected in and have nothing to do with the performance of Isoray, Inc. (now Perspective Therapeutics, Inc.) in the quarter ending December 31, 2022. Statements in this news release about Perspective Therapeutics, Inc.’s (“Perspective”) and its wholly-owned subsidiary Viewpoint Molecular Targeting, Inc.’s (“Viewpoint,” and together with Perspective, the “Company”) future expectations, including: the ticker symbol change, the anticipated synergies and benefits of the merger between Perspective and Viewpoint; the anticipated pipeline of the Company’s programs and products; expectations about the Company’s addressable markets; the functionality and capabilities of the Company’s therapies including its targeted alpha-particle radiotherapy; the potential size of the commercial market for the Company’s treatment programs; the Company’s expectations, beliefs, intentions, and strategies regarding the future; and all other statements in this news release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing the Company of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as whether and to what extent the anticipated benefits of the merger are realized; the ability to raise ongoing capital to fund added costs of research and development related to the Company’s business; the ability of the Company to manage growth and successfully integrate its businesses; whether the Company can maintain its key employees; the risk that the merger disrupts current plans and operations; the outcome of any legal proceedings that may be instituted against the Company following consummation of the merger; whether the results of studies of targeted alpha-particle radiotherapy or using Cesium-131 in conjunction with immunotherapy combinations are conducted on the anticipated timelines or are successful; whether the Company’s anticipated product pipeline is achieved; whether additional studies are released that reinforce the results of the studies discussed in this presentation; whether the anticipated benefits of the Company’s therapies are realized; training and use of the Company’s products; market acceptance and recognition of the Company’s products; the Company’s ability to enforce its intellectual property rights; whether ongoing patient results are favorable and in line with the conclusions of clinical studies and initial patient results; successful completion of future research and development activities; whether we, our distributors, and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell, and use our products in their various forms; the procedures and regulatory requirements mandated by the FDA for animal trials, human trials, clinical studies, Phase I and II approvals and 510(k) approval and reimbursement codes; changes in applicable laws and regulations; and other risks detailed from time to time in the Company’s reports filed with the SEC.

Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more information regarding risks and uncertainties that could affect the Company’s results of operations or financial condition, please review the definitive Proxy Statement filed on November 7, 2022, and our Form 10-K filed on September 28, 2022, with the SEC.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	December 31,	June 30,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$20,993	$55,890
Short-term investments	22,764	-
Accounts receivable, net	1,363	1,608
Inventory	1,618	1,396
Note Receivable	6,088	-
Prepaid expenses and other current assets	727	435

Total current assets	53,553	59,329

Property and equipment, net	1,891	1,976
Right of use asset, net	378	512
Restricted cash	182	182
Inventory, non-current	2,187	2,333
Other assets, net	86	107

Total assets	$58,277	$64,439

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,341	$966
Lease liability	276	268
Accrued protocol expense	253	150
Accrued radioactive waste disposal	129	120
Accrued payroll and related taxes	212	509
Accrued vacation	285	253

Total current liabilities	2,496	2,266
Non-current liabilities:
Lease liability, non-current	116	256
Asset retirement obligation	657	640

Total liabilities	3,269	3,162
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 142,112,766 and 142,040,266 shares issued and outstanding	142	142
Additional paid-in capital	160,432	159,732
Accumulated deficit	(105,566)	(98,597)

Total stockholders' equity	55,008	61,277

Total liabilities and stockholders' equity	$58,277	$64,439

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended
	December 31,
	2022	2021

Sales, net	$1,835	$2,816
Cost of sales	1,432	1,596
Gross profit	403	1,220

Operating expenses:
Research and development	613	535
Sales and marketing	814	702
General and administrative	2,179	1,618
Loss on equipment disposals	98	-
Total operating expenses	3,704	2,855

Operating loss	(3,301)	(1,635)

Non-operating income:
Interest income	400	31
Non-operating income	400	31

Net loss	$(2,901)	$(1,604)

Basic and diluted loss per share	$(0.02)	$(0.01)

Weighted average shares used in computing net loss per share:
Basic and diluted	142,113	141,955